As filed with the Securities and Exchange Commission on November 12, 2019

Registration Statement File No. 033-56987

Registration Statement File No. 333-25203

Registration Statement File No. 333-50943

Registration Statement File No. 333-63118

Registration Statement File No. 333-65726

Registration Statement File No. 333-107698

Registration Statement File No. 333-107699

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE TRAVELERS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0518860
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

485 Lexington Avenue

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

The St. Paul Companies, Inc. 1994 Stock Incentive Plan

The St. Paul Holdings 1996 (No. 1) Share Option Plan

The St. Paul Holdings 1996 (No. 2) Share Option Scheme

The St. Paul/USF&G Replacement Nonqualified Stock Option Plan

The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan

The St. Paul Companies, Inc. 1999 Global Stock Option Plan

The St. Paul Companies, Inc. UK Sharesave Scheme

The St. Paul Companies, Inc. Irish Sharesave Scheme

(Full title of the plans)

Christine K. Kalla

Executive Vice President and General Counsel

The Travelers Companies, Inc.

385 Washington Street

St. Paul, Minnesota 55102

(651) 310-7911

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

The Travelers Companies, Inc. (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements (together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, without par value (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (File No. 033-56987), filed with the SEC on December  20, 1994, registering 4,061,884 shares of Common Stock issuable under The St. Paul Companies, Inc. 1994 Stock Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-25203), filed with the SEC on April  15, 1997, registering 150,000 shares of Common Stock issuable under The St. Paul Holdings 1996 (No. 1) Share Option Plan and The St. Paul Holdings 1996 (No. 2) Share Option Scheme;

•

Registration Statement on Form S-8 (File No. 333-50943), filed with the SEC on April  24, 1998, registering 3,150,000 shares of Common Stock issuable under The St. Paul/USF&G Replacement Nonqualified Stock Option Plan;

•

Registration Statement on Form S-8 (File No. 333-63118), filed with the SEC on June 15, 2001, registering 25,400,000 shares of Common Stock issuable under The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-65726), filed with the SEC on July 24, 2001, registering 3,200,000 shares of Common Stock issuable under The St. Paul Companies, Inc. 1999 Global Stock Option Plan;

•

Registration Statement on Form S-8 (File No. 333-107698), filed with the SEC on August 6, 2003, registering 350,000 shares of Common Stock issuable under The St. Paul Companies, Inc. UK Sharesave Scheme; and

•

Registration Statement on Form S-8 (File No. 333-107699), filed with the SEC on August 6, 2003, registering 30,000 shares of Common Stock issuable under The St. Paul Companies, Inc. Irish Sharesave Scheme.

The purpose of these Post-Effective Amendments is to deregister such portion of the Common Stock previously registered under the Registration Statements that has not been sold or is otherwise unissued under each such Registration Statement as of the date hereof, as the Company no longer grants awards or issues Common Stock under the respective plans.

Part II—Information Required in the Registration Statement

Item 8.	Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of these Post-Effective Amendments:

Exhibit Number	Description of Exhibit

24	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on November 12, 2019.

THE TRAVELERS COMPANIES, INC. (Registrant)

By:	/s/ Christine K. Kalla
Name:	Christine K. Kalla
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Date: November 12, 2019	/s/ Alan D. Schnitzer
Alan D. Schnitzer, Director, Chairman and Chief Executive Officer (Principal Executive Officer)

Date: November 12, 2019	/s/ Daniel S. Frey
Daniel S. Frey, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: November 12, 2019	/s/ Douglas K. Russell
Douglas K. Russell, Senior Vice President and Corporate Controller (Principal Accounting Officer)

Alan L. Beller, Director*

Janet M. Dolan, Director*

Patricia L. Higgins, Director*

William J. Kane, Director*

Clarence Otis Jr., Director*

Philip T. Ruegger III, Director*

Todd C. Schermerhorn, Director*

Donald J. Shepard, Director*

Laurie J. Thomsen, Director*

*

Christine K. Kalla, by signing her name hereto, does hereby sign this document on behalf of herself and each of the above-named directors of the Company pursuant to a power of attorney duly executed by such persons (set forth in Exhibit 24 to this Registration Statement).

/s/ Christine K. Kalla
Christine K. Kalla
(For herself and as attorney-in-fact)

Date: November 12, 2019